EXHIBIT 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement of Hancock Fabrics, Inc. on Form S–8 (Nos. 33-17215, 33-29138, 33-55419, 333-32295, 333-32299, 333-52788, and 333-69086) of our report dated April 13, 2005 relating to the financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Hancock Fabrics, Inc.’s Annual Report to Shareholders which is incorporated by reference in Hancock Fabrics, Inc.’s Report on Form 10–K.

/s/ PricewaterhouseCoopers, LLP

Memphis, Tennessee

April 13, 2005